Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXiGENE Reports Third Quarter 2012 Financial Results

SOUTH SAN FRANCISCO, Calif. — November 8, 2012 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter and nine months ending September 30, 2012.

For the three months ended September 30, 2012, the Company reported a net loss of $2.2 million or $0.13 per share, compared with a net loss of $3.5 million or $0.25 per share for the three-month period in 2011. The decrease in the net loss in the three months ended September 30, 2012 as compared to 2011 was primarily due to a one-time restructuring charge of $1.1 million in 2011.

For the nine months ended September 30, 2012, the Company reported a net loss of $6.4 million or $0.38 per share, compared with a net loss of $7.3 million or $0.74 per share for the nine-month period in 2011. The difference in results for the comparable nine-month periods was primarily due to a reduction of $1.5 million in research and development expenses in 2012 as compared to 2011 and a one-time restructuring charge of $1.1 million in 2011, partially offset by a non-cash gain of $2.2 million in 2011 resulting from a change in the fair value of warrants. Additionally, the 2012 period includes $0.1 million in revenue recognized under the terms of the Company’s partnership agreement with Azanta Danmark A/S, entered into in December 2011, to provide access to ZYBRESTAT® for the treatment of patients with anaplastic thyroid cancer (ATC) on a compassionate use basis in Europe and Canada.

The decrease in operating expenses in the 2012 periods was primarily the result of the conclusion of a number of the Company’s clinical projects and restructuring plans implemented in 2011 in order to focus the Company’s resources on pursuing the advancement of its highest-value clinical assets and to reduce its cash utilization.

At September 30, 2012, OXiGENE had cash and restricted cash of approximately $6.3 million, compared with approximately $10.0 million at December 31, 2011. During the nine months ended September 30, 2012 the Company issued approximately 2.7 million shares of common stock to Lincoln Park Capital under the terms of the November 2011 purchase agreement for net proceeds of approximately $2.1 million and 1.8 million shares of common stock through the Company’s “At the Market” agreement with MLV & Co. LLC for net proceeds of approximately $1.1 million.

Commented Peter Langecker, M.D., Ph.D., President and Chief Executive Officer: “During the course of this year, we have worked hard to determine the strategic path forward for our two lead ZYBRESTAT clinical programs in ovarian cancer and in ATC. While we believe that both programs are worthy of further investment, we have concluded that we cannot pursue both ATC and ovarian cancer with the same vigor and resources. We have grown increasingly enthusiastic about ZYBRESTAT’s therapeutic and commercial potential in advanced ovarian cancer, as well as our potential to secure funding to advance this program. Ovarian cancer is a significantly larger market opportunity than ATC, and we believe it represents a greater partnering and funding opportunity. There are several promising clinical strategies we intend to pursue in this indication that we believe could represent near-term inflection points.”

701 GATEWAY BLVD, SUITE 210 | SOUTH SAN FRANCISCO, CA 94080 | TEL.650.635.7000 | FAX.650.635.7001 | www.OXIGENE.com

Continued Dr. Langecker: “While we have determined that it is not financially feasible to pursue the FACT 2 registration trial in ATC, we believe there is an opportunity to advance a regulatory and commercial strategy that could enable us to market ZYBRESTAT in Europe for ATC based on existing data. This strategy could take advantage of the EU’s Marketing Authorization process for ultra-rare indications, and would be relatively inexpensive for us to pursue, as it would likely not require additional clinical testing. We believe that this path forward represents an opportunity for ATC patients and for our company. We remain committed to bringing important new therapeutics to patients with serious, unmet medical needs. We believe that our pipeline of vascular disrupting agents represents a valuable arsenal of therapeutically differentiated and commercially valuable product opportunities.”

The Company intends to take what it believes are necessary steps to fund advancement of its clinical programs, which it believes are in the best interests of the company and its stockholders. On November 7, 2012, the Company’s board of directors approved the filing of a proxy statement with the Securities and Exchange Commission for a special meeting of the Company’s stockholders, at which the Company will ask stockholders to approve a reverse stock split in a range of 1:5 to 1:20. The specific stock split ratio within that range will be selected by the board in its discretion, if the stock split is approved by stockholders. The board is taking this step because it believes that it is necessary and in the best interests of stockholders to maintain the listing of the common stock on the Nasdaq Capital Market, in order to enhance the Company’s prospects for raising capital. As previously announced, if the closing bid price of the Company’s common stock does not equal or exceed $1.00 per share for a minimum of ten consecutive trading days before December 24, 2012, the Company’s common stock could be subject to delisting from the Nasdaq Capital Market. The Company currently anticipates that the special meeting of stockholders will be held before the end of 2012.

Conference Call Today

Members of OXiGENE’s management team will review third quarter 2012 results via a webcast and conference call today, November 8, 2012, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”

OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, and the achievement of our business and financing objectives may turn out to be wrong. Forward-looking

701 GATEWAY BLVD, SUITE 210 | SOUTH SAN FRANCISCO, CA 94080 | TEL.650.635.7000 | FAX.650.635.7001 | www.OXIGENE.com

statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Additional Information and Where to Find It

This press release contains information relating to a proposed special meeting of stockholders of OXiGENE, Inc. that will become the subject of a proxy statement to be filed by OXiGENE with the Securities and Exchange Commission (the “SEC”). This press release is not a substitute for the proxy statement or any other document that OXiGENE may file with the SEC or send to its stockholders in connection with the special meeting. Investors and security holders are urged to read the proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the special meeting. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting OXiGENE at 650-635-7000 or by email at ir@oxigene.com.

Participants in the Solicitation

OXiGENE and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the special meeting. Information about OXiGENE’s directors and executive officers is available in OXiGENE’s proxy statement dated April 18, 2012 for its 2012 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the special meeting when they become available. Investors should read the proxy statement carefully when it becomes available.

701 GATEWAY BLVD, SUITE 210 | SOUTH SAN FRANCISCO, CA 94080 | TEL.650.635.7000 | FAX.650.635.7001 | www.OXIGENE.com

OXiGENE, Inc.

Balance Sheet Data

(Unaudited)

	September 30, 2012	December 31, 2011
	(All amounts in 000’s)
Assets

Cash and restricted cash	$6,323	$9,992
Prepaid expenses	220	582
License agreement	215	289
Other assets	109	193

Total assets	$6,867	$11,056

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$1,251	$2,259
Total stockholders’ equity	5,616	8,797

Total liabilities and stockholders’ equity	$6,867	$11,056

701 GATEWAY BLVD, SUITE 210 | SOUTH SAN FRANCISCO, CA 94080 | TEL.650.635.7000 | FAX.650.635.7001 | www.OXIGENE.com

OXiGENE, Inc.

Statement of Operations Data

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(All amounts in 000’s except per share amounts)
Product revenue	$—	$—	$114	$—

Operating Expenses:

Research and development	1,015	1,098	2,749	4,280
General and administrative	1,220	1,309	3,751	4,095
Restructuring	4	1,146	15	1,146

Total operating expenses	2,239	3,553	6,515	9,521

Loss from Operations	(2,239)	(3,553)	(6,401)	(9,521)

Change in fair value of warrants	—	40	5	2,219
Investment income	2	1	10	3
Other (expense) income, net	(10)	(1)	(18)	(9)

Net loss	$(2,247)	$(3,513)	$(6,404)	$(7,308)

Basic and diluted net loss per common share	$(0.13)	$(0.25)	$(0.38)	$(0.74)
Weighted average number of common shares outstanding	17,819	13,969	16,675	9,870

701 GATEWAY BLVD, SUITE 210 | SOUTH SAN FRANCISCO, CA 94080 | TEL.650.635.7000 | FAX.650.635.7001 | www.OXIGENE.com